Pismo Coast Village RV Resort
Pismo Beach, California

October 23, 2025

Erik Mund

Via E-Mail: erik.r.mund@gmail.com

Dear Erik:

We are very pleased to offer you a full-time position with Pismo Coast Village RV Resort (hereafter PCVRV), as the General Manager. Your start date will be determined in due course. You will be reporting to the President of the Board of Directors. This position is classified as exempt, which means you will be expected to work the number of hours necessary to meet the company's goals and expectations. At a minimum though, the Board expects the General Manager to be on site at PCVRV for at least 40 hours a week and to maintain a regular and consistent schedule that includes Saturday and Sunday, as this when the park is the busiest. Your onsite position will be based at 165 South Dolliver Street, Pismo Beach, CA. 93449. **This offer will expire on October 24, 2025 At 5:00PM.**

Employment with PCVRV is for no set term and either you, or we may terminate this relationship at will. The starting annual base salary for this full-time, exempt position will be $160,000. As required by law, this offer is subject to satisfactory proof of your right to work in the United States, a clear background check report and 3 professional references provided by you.

On the 1st of the month following 2 months of employment, you and your spouse will be eligible to enroll in the company-sponsored medical, dental and vision insurance plans, under the Gold level of coverage, through Anthem Blue Cross, of which the premiums will be paid by PCVRV; details of which are noted in the Employee Benefits Guide that was e-mailed to you under separate cover. In addition, you will be offered Accident, Death & Disability insurance at 60% of your base salary up to $10K and $20K of life insurance; details of both are also noted within the Employee Benefit Guide. Following 90 days from your start date, you will be eligible to enroll in the company-sponsored 401(k) plan, with an annual company match up to 5%. You are allotted 1 hour for every hour worked, up to 40 hours annually of paid sick time, which begins accruing on your start date; eligibility for use is after 90 days of employment and when you have time banked. You are also allotted 80 hours of paid vacation annually during years 1 – 5 and rising incrementally thereafter, which begins accruing on your start date; eligibility for use is after 60 days of employment and when you have banked time. In addition, we offer 8 paid public holidays annually, plus 1 floating day that you can use on or around your birthday. Finally, we offer a company-sponsored HSA, in which the company contributes $172.50 per pay period for a monthly total of $345.

Please note that it is our policy not to use, or permit employees to use in the course of his/her services to PCVRV, any confidential, proprietary information, or documents that are the property of other people. If you possess any such documents, we wish to impress upon you not to bring those documents with you to PCVRV, or to violate any obligations you may have with a former employer. In addition, during your employment with PCVRV, you agree not to engage in any employment, business, or activity that is in any way competitive with the business, or proposed business of PCVRV.

This letter sets forth the entire offer of employment made to you. No other promises are extended, with respect to your employment and any other negotiations, or understandings are superseded by this offer. The terms of employment, as stated in this letter, cannot be changed, except in writing, signed by both you and the General Manager.

We hope that you accept our offer of employment, as we believe you will make an excellent addition to our organization.

If you agree with the terms and conditions stated herein, please sign and date the letter where indicated below and return it. Your signature will acknowledge that you have read, understood and agreed to the terms and conditions of this letter.

Sincerely,

Signed by:
George Pappi
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George Pappi
President, Board of Directors

Signed by:
Erik Mund
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Erik Mund

10/24/2025 | 1:31:02 PM PDT, 2025
Date